Farmer Mac Prices $100 Million of Series D Preferred Stock

WASHINGTON, May 8, 2019 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that it has agreed to issue $100 million of Tier 1 capital through the public offering of 5.700% non-cumulative perpetual Series D preferred stock, par value $25.00 per share. The preferred stock offering is expected to close on May 13, 2019, subject to customary closing conditions. Farmer Mac intends to use the net proceeds from the sale of the preferred stock to redeem the $75 million aggregate outstanding par value and liquidation preference of Farmer Mac’s 6.875% non-cumulative preferred stock, Series B and for general corporate purposes. This press release shall not constitute a notice of redemption of such Series B preferred stock. Farmer Mac expects to list the new series of preferred stock on the New York Stock Exchange under the symbol “AGM PR D.”
The dividend rate on the new Series D preferred stock will remain at a non-cumulative, fixed rate of 5.700% per year, when, as, and if a dividend is declared by the Board of Directors of Farmer Mac, for so long as the Series D preferred stock remains outstanding. The Series D preferred stock will have no maturity date, but Farmer Mac will have the option to redeem the preferred stock at any time on any dividend payment date on and after July 17, 2024. BofA Merrill Lynch served as Sole Book-Running Manager for this transaction. Compass Point Research & Trading, LLC, BTIG, LLC, and Sidoti & Company, LLC served as Co-Managers for this transaction.
The offering is being made pursuant to an exemption from registration under the Securities Act of 1933, as amended, and is being made solely by means of an offering circular. Copies of the offering circular may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated at

200 North College Street, 3rd floor, Charlotte, NC 28255-0001, attention: Prospectus Department, or email dg.prospectus_requests@baml.com or phone at 1-800-294-1322.
Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for the preferred stock offering, Farmer Mac’s intended use of the proceeds from the offering and the closing date of the offering. You should pay particular attention to the important risk factors and cautionary statements described in the “Risk Factors” section of the offering circular that relate to the offering referenced above, as well as the risk factors discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 21, 2019. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s largest secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency.
CONTACT:     Jalpa Nazareth, Investor Relations

Megan Murray-Pelaez, Media Inquiries
(202) 872-7700
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